Exhibit 10.4

2008 STI Plan COO Andy Heyman

NOTE: All figures below are in US dollars unless otherwise indicated. For individuals based outside the U.S. and paid in local currency, bonus potential is based on percentage of base salary in local currency.

Objectives & Principles

This document summarizes the Short Term Incentive (“STI”) Plan for individuals in an Industry President role. The objectives of this STI Plan are aligned with overall company compensation program objectives:

•	Provide total potential compensation equal to or greater than market for the role

•	Incent healthy cross-functional behavior and reward results that are aligned with company business objectives and our shareholders

•	Keep the plan simple

Some key principles of our STI plan include:

•	Self funding – STI payout is funded via financial metrics (team profitability), based on the 12-month financial plan.

•	Annual payout except for sales-oriented roles. With base salary ranges at market, STI reinforces the pay-for-performance culture.

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Payout triggered on financial milestones aligned with Budget and Target (see Section VI for definitions of Budget and Target). Partial payout of STI occurs at Budget with linear payout of remaining STI up to Target. There is opportunity for upside for above Target performance.

•	ROI to shareholders – our STI plans reflect a philosophy to provide an acceptable return to shareholders before rewarding management or employees for delivering results.

If you have questions or feedback on our compensation program or this STI Plan, please contact the Compensation Manager.

Effective Date

January 1 – December 31, 2008. All STI plans are reviewed annually during Q4 for the upcoming fiscal year, to ensure that these compensation plans are aligned with the company’s financial and operational objectives.

Target STI

Target STI potential for individuals in this role is 100% of base wages, with opportunity to earn upside for above Target performance.

Focus of Role

•	Profitability – measured via Operating Income (“Op Income”). See Section VI for definition of Op Income.

STI Plan Structure

G.	Base Salary – individuals are eligible for base salary increase during the annual salary review cycle.

H.	STI – structured and paid as follows.

3.	Contribution Margin (“CM”) – STI will be paid as follows based on CM for assigned Industry Groups.

e)	Budget – 67% of annual STI is associated with Budget level performance, and is paid annually. See Section VI for definition of Budget.

f)	Target – the remaining 33% of annual STI will be paid at year-end in a linear fashion between annual Budget and annual Target. See Section VI for definition of Target.

Example: Assume annual STI potential is $325,000, Op Income Budget is $30 million, Op Income Target is $33 million, and Actual Op Income $32 million.

•	67% of annual STI ($217,750) is associated with annual Budget performance. The full $217,750 would be paid out since the annual Budget was achieved.

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The remaining 33% of annual STI ($107,250) is associated with Target level performance and is earned ratably between Budget and Target. 3.575% of each dollar between Budget and Target is earned as STI ($107,250 STI divided by $3,000,000 difference between Budget and Target = 3.575%). Therefore, $71,500 would be earned (3.575% x $2,000,000 difference between Actual and Budget = $71,500).

•	Total STI earned = $289,250 ($217,750 on annual Budget performance + $71,500 on annual performance between Budget and Target).

Definitions and Calculations

•	Operating Income = Operating Income per published financial reports, excluding Taxes, Interest and non-recurring items such as Acquisition Amortization.

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Budget = formerly known as Threshold. Minimum performance level where a partial payout of STI occurs. Budget assumes moderate revenue and profit growth year over year and will vary from Industry Group to Industry Group based on growth assumptions in each Industry’s financial plan.

•	Target = formerly known as Plan. Performance level where full payout of STI occurs.

Eligibility and Other Details

•	This STI plan applies to the individuals in a COO role, unless otherwise specified and approved by the CEO, Division President and VP-HR.

•	The individual must be employed at year-end to earn STI for that year. If an individual’s employment is terminated, all future STI is forfeited.

•	Transfers must be in the new group for a full quarter to be eligible for pro-rata payout in the new group. Therefore, payouts for transfers will be calculated as follows:

•	Q1 transfer — 1 quarter in old group, 3 quarters in new group

•	Q2 transfer — 2 quarters in old group, 2 quarters in new group

•	Q3 transfer — 3 quarters in old group, 1 quarter in new group

•	Q4 transfer — 4 quarters in old group, next year in new group

•	Annual payouts are based on annual results, prorated according to the above schedule.

•	If the individual is on a reduced work load, part-time schedule, or on leave of absence, the STI calculation will be adjusted based on base wages earned that year per Payroll.

•	Accounting owns the calculation and approval process. HR owns plan documentation. BU leadership owns communication.

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STI is calculated and processed after year-end earnings are released and internal financial reports are published, approximately eight weeks after year-end. Approvals are required from BU leadership, VP-HR, CFO, and CEO. Projected timing of Q4 08 earnings release is February 19, 2009, and projected timing for annual STI payout for 2008 is March 27, 2009.

•	Once approved, STI will be submitted to Payroll for processing. All STI will be paid out net of applicable taxes.

•	If you have questions about this STI plan or a specific STI calculation, please contact your manager. S/he will involve others from Accounting, BU leadership, and HR as appropriate.

•	The CEO, Division President and VP-HR must approve any exceptions to this STI plan in advance.

Individual Targets/Quotas

•	2008 Budget for Operating Income for Company = [xxxxxx]*

•	2008 Target for Operating Income for Company = [xxxxxx]*

These figures must be achieved after any STI is paid.

Sign-off

I understand and accept the terms and targets/quotas reflected in this STI plan.

Employee signature	Date

Manager signature	Date

*	Filed under an application for confidential treatment.